Exhibit 1.2
August 10, 2009
NGAS Resources, Inc.
120 Prosperous Place
Suite 201
Lexington, Kentucky 40509
Attn: William S. Daugherty

Re:	Notice of Termination of Underwriting Agreement
Gentlemen:
Reference is made to that certain Underwriting Agreement dated as of August 5, 2009 (the “Underwriting Agreement”) by and between NGAS Resources, Inc., a corporation organized under the laws of the Province of British Columbia (the “Company”) and BMO Capital Markets Corp., a Delaware corporation (the “Underwriter”). The Underwriter and you hereby agree to terminate the Underwriting Agreement effective immediately; provided, however that the provisions of Sections 4(k), 4(l) and 6 of the Underwriting Agreement shall at all times be effective and shall survive such termination.
Very truly yours,

BMO Capital Markets Corp.
By:	/s/ Philip C. Marchal
Philip C. Marchal,
Managing Director

Accepted and agreed to as of the date first above written:

NGAS RESOURCES, INC.
By:	/s/ William S. Daugherty
William S. Daugherty,
President and Chief Executive Officer